As filed with the Securities and Exchange Commission on February 29, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RANGE RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	34-1312571
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Throckmorton Street, Suite 1200 Fort Worth, Texas	76102 (Zip Code)
(Address of Principal Executive Offices)

Amended and Restated Range Resources Corporation

2004 Deferred Compensation Plan for Directors and Select Employees

(Full title of the plan)

David P. Poole

Range Resources Corporation

100 Throckmorton Street,

Suite 1200

Fort Worth, Texas 76102

(Name and address of agent for service)

(817) 869-4254

(Telephone number, including area code, of agent for service)

with copies of communications to:

S. Benton Cantey, Esq.

Evan M. Malloy, Esq.

Kelly Hart & Hallman LLP

201 Main Street, Suite 2500

Fort Worth, Texas 76102-3126

(817) 332-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.01 per share	3,000,000	$22.68	$68,040,000	$6,851.63

(1)	Represents shares issuable under the Amended and Restated Range Resources Corporation 2004 Deferred Compensation Plan for Directors and Select Employees (the “Plan”).
(2)	The registration fee with respect to these shares has been computed in accordance with paragraphs (c) and (h) of Rule 457, based upon the average of the reported high and low sale prices of shares of the Common Stock on the New York Stock Exchange on February 24, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

This Registration Statement registers additional securities to be issued under the Amended and Restated Range Resources Corporation 2004 Deferred Compensation Plan for Directors and Select Employees and is submitted in accordance with Section E of the General Instructions to Form S-8 regarding Registration of Additional Securities.

Range Resources Corporation (the “Company”) hereby incorporates by reference the following documents filed with the Commission:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on February 25, 2016;

•	Current Report on Form 8-K filed with the Commission on February 26, 2016 relating to the Company’s 2015 financial results; and

•	The description of the Company’s Common Stock contained in the Registration Statement on Form 10, filed with the Commission on June 18, 1980, including any subsequent amendment(s) or report(s) filed for the purpose of updating such description.

All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Company’s Restated Certificate of Incorporation, as subsequently amended (the “Certificate”) provides mandatory indemnification to the fullest extent authorized by the Delaware General Corporation Law with respect to actions, suits or proceedings that a person was, is or is threatened by be made a party to by reason of the fact that he/she is or was a director or officer of the Company or while a director or officer was serving at the request of the Company in certain other capacities. The Company’s Amended and Restated Bylaws (the “Bylaws”) provide mandatory indemnification to the fullest extent authorized by the Delaware General Corporation Law with respect to actions, suits, or proceedings that a person is party to, or threatened to be made a party to or otherwise involved in, by reason of the fact that he/she or a person of whom he/she is the legal representative is or was a director or officer of the Company, or by reason of the fact that he/she is or was a director or officer of the Company and serving in certain other capacities. The Company’s Bylaws include within this right to indemnification the right to be paid by the Company the expenses incurred in defending such a proceeding in advance of its final disposition; provided that, in certain circumstances, the person provides an undertaking to the Company to repay such expenses, if it is ultimately determined that such party was not entitled to indemnity by the Company. The Company may maintain insurance to protect itself and some or all of those persons entitled to indemnification or advance of expenses under the Bylaws, or otherwise against any such expense, liability or loss.

The Company is incorporated in the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of certain other entities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided that with respect to proceedings by or in the right of a corporation to procure a judgment in its favor, (a) a corporation may only indemnify such a person against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action and (b) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery, or such other court, shall deem proper.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The foregoing summaries are necessarily subject to the complete text of the statutes and the Company’s Certificate and Bylaws, referred to above and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the below Exhibit Index.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 29th day of February, 2016.

RANGE RESOURCES CORPORATION

By:	/s/ JEFFREY L. VENTURA
Jeffrey L. Ventura
Chairman of the Board, President and Chief Executive Officer (principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/S/ JEFFREY L. VENTURA Jeffrey L. Ventura	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	February 29, 2016

/S/ ROGER S. MANNY Roger S. Manny	Executive Vice President – Chief Financial Officer (principal financial officer)	February 29, 2016

/S/ DORI A. GINN Dori A. Ginn	Senior Vice President, Controller and Principal Accounting Officer	February 29, 2016

/S/ BRENDA A. CLINE Brenda A. Cline	Director	February 29, 2016

/S/ ANTHONY V. DUB Anthony V. Dub	Director	February 29, 2016

/S/ V. RICHARD EALES V.Richard Eales	Director	February 29, 2016

/S/ ALLEN FINKELSON Allen Finkelson	Director	February 29, 2016

/S/ JAMES M. FUNK James M. Funk	Lead Independent Director	February 29, 2016

/S/ CHRISTOPHER A. HELMS Christopher A. Helms	Director	February 29, 2016

/S/ JONATHAN S. LINKER Jonathan S. Linker	Director	February 29, 2016

/S/ MARY RALPH LOWE Mary Ralph Lowe	Director	February 29, 2016

/S/ GREGORY G. MAXWELL Gregory G. Maxwell	Director	February 29, 2016

/S/ KEVIN S. MCCARTHY Kevin S. McCarthy	Director	February 29, 2016

/S/ JOHN H. PINKERTON John H. Pinkerton	Director	February 29, 2016

EXHIBIT INDEX

Exhibit No.	Description

5.1*	Opinion of Kelly Hart & Hallman LLP regarding legality of Common Stock being offered

10.1*	Amended and Restated Range Resources Corporation 2004 Deferred Compensation Plan for Directors and Select Employees

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Kelly Hart & Hallman LLP (included in its legal opinion filed as Exhibit 5.1 hereto)

23.3*	Consent of Wright & Company, Inc.

*	Each document marked with an asterisk is filed herewith.